                                                                      EXHIBIT 99


          APPLIED INDUSTRIAL TECHNOLOGIES REPORTS 29% EARNINGS INCREASE
      ON 7.3% SALES GAIN IN FISCAL 2006 FIRST QUARTER, RAISES FISCAL YEAR
                                    GUIDANCE

CLEVELAND, Ohio, October 12, 2005 - Applied Industrial Technologies (NYSE: AIT) today reported record first quarter sales and earnings. For its fiscal 2006 first quarter, ended September 30, net income rose by 29.2 percent on a sales increase of 7.3 percent.

Net sales for the first quarter increased to $443,205,000 from $413,126,000 in the comparable period a year ago. Net income for the quarter increased to $16,850,000 or $0.54 per share compared to $13,040,000 or $0.43 per share last year. This represents the twelfth consecutive quarter of year-over-year increases in earnings per share of 25 percent or more. Both sales and earnings per share for the quarter were within previously issued guidance.

(Note: all per-share amounts have been adjusted to reflect the 3-for-2 stock split paid December 17, 2004.)

Commenting on the performance, Applied Chairman & Chief Executive Officer David
L. Pugh said, "This was another solid quarter and we once again were very pleased with our results, which were achieved in spite of slower-paced economic conditions and temporary business disruptions caused by localized severe weather. Our margin initiatives have allowed us to gain excellent earnings leverage on a slowing rate of sales growth. We continue to execute the business fundamentals quite well.

"At this point, we see fiscal 2006 second quarter earnings per share in the range of $0.43 to $0.49 on sales of $440 million to $450 million. For fiscal 2006 as a whole, we are raising our earnings guidance to a range of $2.05 to $2.15 per share on improved sales of between $1.85 billion and $1.89 billion - up from previous guidance of $2.00 to $2.10 per share."

During the first quarter of 2006, the company purchased 295,900 shares of its common stock in open market transactions for $10.2 million. At September 30, 2005, the company had remaining authorization to repurchase more than 535,000 additional shares.

At September 30, Applied acquired the assets of Spencer Industries, Inc., a regional fluid power distributor headquartered in Kent, Wash. Its trailing 12-month sales were approximately $49 million. Spencer will operate as a subsidiary of Applied under the name Spencer Fluid Power Inc. and its operating results will be included starting in the second quarter.

Applied will host its first quarter conference call for investors and analysts at 4 p.m. ET today (Wednesday, October 12). To join in the call, dial 1-800-289-0493. The call will be conducted by Chairman & CEO David L. Pugh, President & COO Bill L. Purser and CFO Mark O. Eisele. The call will also be webcast and can be accessed live online at www.applied.com and will be archived there for 14 days. A replay of the teleconference will be available for two weeks at 1-888-203-1112 (passcode 4304253).

With more than 440 facilities and 4,500 employee-associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 2 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. For its fiscal year ended June 30, 2005, Applied posted sales of $1.72 billion. Applied can be visited on the Internet at http://www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as "see," "guidance," and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.


                                      #####

For investor relations information contact Mark O. Eisele, Vice President - Chief Financial Officer, at 216-426-4417. For corporate information, contact Richard C. Shaw, Vice President - Communications, at 216-426-4343.

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                   -------------------------------------------
                  (Amounts in Thousands, except per share data)
--------------------------------------------------------------------------------

                                                          Three Months Ended
                                                             September 30
                                                        2005             2004
                                                     --------------------------
NET SALES                                            $ 443,205        $ 413,126
Cost of sales                                          320,901          303,604
--------------------------------------------------------------------------------
GROSS PROFIT                                           122,304          109,522

Selling, distribution and administrative                94,502           88,019
--------------------------------------------------------------------------------
OPERATING INCOME                                        27,802           21,503
Interest expense, net                                      772            1,303
Other (income) expense, net                                150             (270)
--------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                              26,880           20,470
INCOME TAXES                                            10,030            7,430
--------------------------------------------------------------------------------
NET INCOME                                           $  16,850        $  13,040
--------------------------------------------------------------------------------
NET INCOME PER SHARE - BASIC                         $    0.56        $    0.45
================================================================================
NET INCOME PER SHARE - DILUTED                       $    0.54        $    0.43
================================================================================
AVERAGE SHARES OUTSTANDING - BASIC                      29,975           29,238
================================================================================
AVERAGE SHARES OUTSTANDING - DILUTED                    31,068           30,168
================================================================================


              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Cost of sales for interim financial statements is computed using estimated gross profit percentages which are adjusted throughout the year based upon available information. Adjustments to actual cost are primarily made based on periodic physical inventories and the effect of year-end inventory quantities on LIFO costs.

(2) The Company acquired the assets of Spencer Industries on September 30, 2005 and have included them in the September 30, 2005 balance sheet. Results of operations will be included in the consolidated income statement beginning October 1, 2005.

(3) Other (income) expense, net for the quarter ended September 30, 2004 includes a non-recurring gain of $716 related to the proceeds from life insurance policies. This gain was partially offset by other non-operating expense items.

(4) All share and per share data have been restated to reflect a 3 for 2 stock split effective December 17, 2004.

(5) Certain reclassifications have been made to prior year amounts to be consistent with the presentation in the current year.

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      -------------------------------------
                             (Amounts in Thousands)


----------------------------------------------------------------------------------------
                                                                September 30,   June 30,
                                                                     2005         2005
----------------------------------------------------------------------------------------
ASSETS
  Cash                                                            $ 96,791     $127,136
  Accounts receivable, net of allowances of $6,300 and $6,500      215,020      202,226
  Inventories                                                      200,935      175,533
  Other current assets                                              23,928       22,606
---------------------------------------------------------------------------------------
       Total current assets                                        536,674      527,501

  Property - net                                                    71,219       71,441

  Goodwill                                                          51,971       51,083

  Other assets                                                      40,810       40,145
---------------------------------------------------------------------------------------
TOTAL ASSETS                                                      $700,674     $690,170
=======================================================================================

LIABILITIES
  Accounts payable                                                $105,409     $ 99,047
  Other current liabilities                                         75,734       82,648
---------------------------------------------------------------------------------------
       Total current liabilities                                   181,143      181,695
  Long-term debt                                                    76,779       76,977
  Other liabilities                                                 40,950       38,211
---------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                  298,872      296,883
---------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY                                               401,802      393,287
---------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                        $700,674     $690,170
=======================================================================================

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
                 -----------------------------------------------
                             (Amounts in Thousands)

                                                Three Months Ended September 30,
                                                --------------------------------
                                                      2005          2004
--------------------------------------------------------------------------------
CASH PROVIDED FROM (USED IN) OPERATIONS:
  Net income                                        $  16,850      $  13,040
  Items not requiring cash:
    Depreciation                                        3,198          3,499
    Amortization                                          689            540
    Other                                               2,848          3,567
  Gain on sale of property                                (12)          (291)
  Cash effect of changes in working capital           (24,279)       (20,401)
--------------------------------------------------------------------------------
CASH USED IN OPERATIONS                                  (706)           (46)
--------------------------------------------------------------------------------
INVESTING ACTIVITIES:
  Property purchases                                   (1,670)        (1,758)
  Proceeds from property sales                             45            398
  Acquisition of businesses, less cash acquired       (15,735)
  Deposits and other                                      290           (877)
--------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES                     (17,070)        (2,237)
--------------------------------------------------------------------------------
FINANCING ACTIVITIES:
  Purchase of common stock for treasury               (10,178)        (5,987)
  Cash dividends paid                                  (3,613)        (2,753)
  Exercise of stock options                               867          4,377
--------------------------------------------------------------------------------
CASH USED BY FINANCING ACTIVITIES                     (12,924)        (4,363)
--------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                   355            171
--------------------------------------------------------------------------------
DECREASE IN CASH                                      (30,345)        (6,475)
CASH AND TEMPORARY INVESTMENTS AT BEGINNING
   OF PERIOD                                          127,136         69,667
--------------------------------------------------------------------------------
CASH AND TEMPORARY INVESTMENTS AT END
   OF PERIOD                                        $  96,791      $  63,192
================================================================================
